Lang Michener LLP BARRISTERS & SOLICITORS
Vancouver Toronto Ottawa	1500 - 1055 West Georgia Street, P.O. Box 11117 Vancouver, British Columbia, Canada V6E 4N7 Telephone (604) 689-9111 Facsimile (604) 685-7084

File Number: 57461-0002

Web site: www.langmichener.com

Direct Line: (604) 691-7410
Direct Fax Line: (604) 893-2669
E-Mail: mtaylor@lmls.com

September 13, 2005

The Board of Directors	EXHIBIT 23.3
Luna Gold Corp.
Suite 920, 475 West Georgia Street
Vancouver, B.C., V6B 4M9

Attention: Tim Searcy, President

Dear Sirs:

Luna Gold Corp (the “Company”)
Registration Statement on Form S-4, Amendment No. 1
SEC File No. 333-126527

We have acted as legal counsel for Luna Gold Corp, a Wyoming corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the continuation of the Company from Wyoming to Canada under the Canada Business Corporations Act (the “CBCA”). References in this letter to “Luna Gold Canada” are to the Company as it will exist upon completion of the continuation under the CBCA.

We hereby consent to the use of our opinion dated July 8, 2005, filed as Exhibit 5.1 to the Registration Statement filed by the Company on July 12, 2005 and further consent to the references to our firm under the heading “Material Canadian Income Tax Consequences” and “Legal Matters” in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

/s/ Lang Michener LLP

LANG MICHENER LLP